EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
HomeStreet, Inc.:
We consent to the incorporation by reference in the registration statement No. 333-182171 on Form S-8 of HomeStreet Inc. and subsidiaries (the Company) of our report dated March 15, 2013, except as to Note 20, with respect to the consolidated statements of financial condition of the Company as of December 31, 2012, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2012, which report appears in the December 31, 2013 annual report on Form 10-K of the Company.
(signed) KPMG LLP
Seattle, Washington
March 14, 2014